Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of June 24, 2015, between BROWN-FORMAN CORPORATION, a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has heretofore entered into an Indenture, dated as of April 2, 2007 (as supplemented by the first supplemental indenture, dated as of December 13, 2010, the “Indenture”), with the Trustee providing for the issuance of Securities of the Company in one or more series; and

WHEREAS, the Company has heretofore issued Securities under the Indenture; and

WHEREAS, Section 9.01(g) of the Indenture permits the Company and the Trustee to enter into supplemental indentures without the consent of the Securityholders to establish the terms of a series of Securities; and

WHEREAS, the Company has determined to amend the Indenture with respect to every series of all Securities issued subsequent to the date hereof to amend certain provisions of Section 4.04 and Section 6.07 of the Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE

1. Amendment of Section 4.04 of the Indenture. Section 4.04(d) of the Indenture is hereby amended by deleting the words “Section 5.01(e) and Section 5.01(f)” in that provision and substituting the words “Section 5.01(g) and Section 5.01(h)” therefor.

2. Amendment of Section 6.07 of the Indenture. Section 6.07(c) of the Indenture is hereby amended by deleting the words “Section 5.01(e) and Section 5.01(f)” in the second paragraph of that provision and substituting the words “Section 5.01(g) and Section 5.01(h)” therefor.

ARTICLE II

MISCELLANEOUS

1. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes with respect to Securities issued after the date hereof, and every Holder of Securities hereafter authenticated and delivered shall be bound hereby. For the avoidance of doubt, this Supplemental Indenture shall not apply to any series of Securities issued on or prior to the date hereof.

2. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

3. Defined Terms. Unless otherwise defined herein, terms used herein shall have the meanings set forth in the Indenture.

4. Counterparts. This Supplemental Indenture may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

BROWN-FORMAN CORPORATION

By:	/s/ Gerard J. Anderson
Name:	Gerard J. Anderson
Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Amy Anders
Name:	Amy Anders
Title:	Vice President